Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 28, 2021

Gores Holdings VI, Inc.

6260 Lookout Road

Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to Gores Holdings VI, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, File No. 333-255050 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, (i) the issuance of 141,314,389 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company pursuant to and in connection with the Business Combination (as defined below) contemplated by that certain Agreement and Plan of Merger (the “Agreement”), dated as of February 7, 2021 (as it may be further amended from time to time), by and among the Company, Maker Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Maker Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Matterport, Inc., a Delaware corporation (“Matterport”), and (ii) the proposal of the Company to consummate the transactions set forth in the Agreement, including the merger of First Merger Sub with and into Matterport, with Matterport continuing as the surviving corporation of such merger (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the surviving corporation of the First Merger with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity of such merger (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Agreement, the “Business Combination”).

In so acting, we have prepared or examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the Agreement; (iii) the Company’s amended and restated certificate of incorporation; (iv) the Company’s proposed second amended and restated certificate of incorporation; and (v) the bylaws of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized; and, when the Registration Statement has been declared effective under the Act by order of the Commission, and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm under the heading “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP